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Multiband

Multiband Reports 1st Quarter Results; Revenues Up 386% Over 2004; EBITDA
Improves

      -     Surge in Recurring Revenues Fuels Improvements
      -     Subscriber Base up Over 350%
      -     Reduction in EBITDA loss over Q4 2004 by over 40%
      - Sale of Business Division Leaves "Pure Play" in Recurring Revenues Subscription based Model

May 23, 2005. Minneapolis, Minnesota. Multiband Corporation, (NASDAQ:MBND), one of the nation's largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry reported the results of its first quarter of operations ended March 31, 2005.

The Company reports that revenues increased to $3,706,876 from $762,655 in 2004, an increase of over 386%. Revenues and other financial information reported herein have been revised to accurately reflect only the continuing operations of our Multiband Consumer segment. The Multiband business segment was discontinued after the close of business March 31, 2005 when substantially all of the assets of the business segment division were sold.

EBITDA improved over the same time frame to an adjusted EBITDA loss of $319,544 compared to an EBITDA loss of $476,460 in 2004. Included in the EBITDA numbers were expenses inclusive of a non-cash event of $43,000 for professional services. Also included were charges associated with the opening of Multiband's National Customer Service and Billing Center which occurred in February. As is common in the cable and telecommunications industries, the Company uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non cash events.

The Company reports approximately 36,816 Revenue Generating Units comprised of its "Watch, Talk, and Surf" services of video, voice, and internet products. Additionally, the Company, through its status as a Master System Operator for DirecTV, manages approximately 67,962 additional customers receiving DirecTV services. These figures are up substantially from the comparable numbers of 10,384 Revenue Generating Units a year ago, an increase of 354%.

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James L. Mandel, Multiband CEO stated, "We are very pleased with the enormous progress we have made over the last 90 days. The sale of our Business Solutions Group as well as the injection of substantial equity has positioned the Company for predictable, measurable, and substantial growth opportunities moving forward."

About Multiband Corporation

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, San Francisco, Denver, Chicago, New York and Tampa with satellite facilities through subcontractors in St. Louis and Dallas. For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States..

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).

Contact:

James L. Mandel                     Budd Zuckerman
CEO                                 President
Multiband Corporation               Genesis Select Corp
Minneapolis, Minnesota              Boulder, Colorado
763-504-3000                        303-415-0200

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non cash events. The Company manages its business based on its cash flows. The majority of the Company's non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily manaement of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations , or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization and other non cash charges. The following table reconciles the Company's EBITDA to our consolidated net loss as computed under GAAP.

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                     Multiband Corporation and Subsidiaries
                 Reconciliation of Non-GAAP Financial Measures

--------------------------------------------------------------------------------
Three Months Ended March 31,
--------------------------------------------------------------------------------
                                                         2005              2004
--------------------------------------------------------------------------------
EBITDA                                            $  (319,544)      $  (476,460)
--------------------------------------------------------------------------------
Interest Expense, other                              (173,431)          (25,492)
--------------------------------------------------------------------------------
Depreciation and Amortization                      (1,148,867)         (352,245)
--------------------------------------------------------------------------------
Loss from discontinued operations                    (441,268)         (473,688)
--------------------------------------------------------------------------------
Amortization of original issue
discount                                             (500,098)         (188,979)
--------------------------------------------------------------------------------
Net Loss                                          $(2,583,208)      $(1,516,864)
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